Exhibit A(1)

Articles of Incorporation

ARTICLES OF INCORPORATION

OF

FUND FOR TAX- FREE INVESTORS, INC.

FIRST: I, the undersigned, Richard J. Garvey, whose address is 7804 Buckboard Court, Potomac, Maryland 20854, being at least twenty-one years of age, do under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate myself as incorporator with the intention of forming a corporation (hereinafter called the "Corporation").

SECOND: The name of the Corporation is Fund for Tax-Free Investors, Inc.

THIRD: The purpose for which the Corporation is formed is to act as a diversified, open-end investment company under the Federal Investment Company Act of 1940 (hereinafter referred to as "Investment Company Act of 1940") and to exercise and enjoy all of the rowers, rights and privileges granted to, or conferred, upon corporations of a  similar character by the General Laws of the State of Maryland n~ or hereafter in force.

FOURTH: The post office address of the principal office of the Corporation in this State is do Michael G. Trainer, Esquire, 1005 Bonifant Street, Silver Spring, Maryland 20910. The name of the resident agent of the Corporation in this State is Michael G. Trainer, Esq., a resident of this State and the post office address of the resident agent is 1005 Bonifant Street, Silver Spring, Maryland 20910.

FIFTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, celled Common Stock, of the car value of one-tenth cent ($.00l) per share and of the aggregate par value of $200,000.

The shares shall be divided into three classes to he known as the Money Market Portfolio consisting of 150,000,000 shares, the Intermediate-Term Portfolio consisting of 25,000,000 shares, and the Long-Term Portfolio consisting of 25,000,000 shares. The Hoard of Directors of the Corporation shall have the power to classify or reclassify any unissued shares by fixing the number of shares in each of the aforesaid classes or by altering in any one or more respects, from time to time before issuance of such shares, the preferences,

(b) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share and a fractional vote for each fractional share of stock irrespective of the class then standing in his or her name in the hooks of the Corporation. On any matter submitted to a vote of shareholders, all shares of the Corporation then issued and outstanding and entitled to vote irrespective of the class, shall be voted in the aggregate and not by class except (1) when otherwise expressly provided by the Maryland General Corporation Law or (2) when required by the Investment Company Act of 1940, as amended, shares shall be voted by individual class; and (3) when the matter does not affect any interest of a particular class, then only shareholders of the affected class or classes shall be entitled to vote thereon.

SIXTH: (a) The shares of the Canton Stock of the Corporation may be issued to such persons and at such prices from time to time as the Board of Directors may determine. Such issuance shall be on a non-assessable basis. No holder of shares of Cannon Stock shall have preemptive rights and the Corporation shall have the right to issue and sell to any person or persons any shares of its Cannon Stock without first offering such shares to the holders of any shares of its Canton Stock.

(b) Holders of Canton Stock of the Corporation shall have the right, at any tine after purchase, to require the Corporation to redeem their shares at a redemption price per share equal to the net asset value per share of the Corporation' s Cannon Stock determined in accordance with the provisions of the Investment Company Act of 1940, as amended, and the Rules and Regulations promulgated thereunder, and under procedures set forth in the Corporation's prospectus.

SEVENTH:        The number of directors of the Corporation shall be five (5), provided however, that the number nay be increased or decreased in accordance with the by-laws, so long as the number is never less than three. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

Daniel L. O'Connor, III

Jeffrey R. Ellis
Brendan T. O'Neill
Richard J. Garvey
William I. Major

Association in which any officer, other employee, director or stockholder of this Corporation may be interested, providing for a delegation of the management of all or part of this Corporation' s securities portfolio and also for the delegation of the performance of administrative corporate functions, subject always to the direction of the Board of Directors. The compensation payable by this Corporation under such contracts shall be such as is deemed fair and equitable to both parties by the said Board of Directors.

Any such contracts shall in all respects be consistent with and subject to the requirements of the Investment Company Act of 1940 as then in effect and regulations of the Securities and Exchange Commission (or any succeeding governmental authority promulgated thereunder).

(b) The Corporation may employ such custodian or custodians for the safekeeping of the property of the Corporation and of its shares, such dividend disbursing agent or agents, and such transfer agent or agents and registrar or registrars for its shares, and may make and perform such contracts for the aforesaid purposes as in the opinion of the Board of Directors of this Corporation may be reasonable, necessary, or proper for the conduct of the affairs of the Corporation, and may pay the fees and disbursements of such custodian, dividend disbursing agents, transfer agents and registrars out of the income and/or any other property of the Corporation. Notwithstanding any other provisions of these Articles of Incorporation, or the by-laws of the Corporation, the Board of Directors may cause any or all of the property of the Corporation to be transferred or to be acquired and held in the name of a custodian so appointed or in the name of any nominee of such custodian satisfactory to the said Board of Directors.

(c) The same person, partnership (general or limited), association, trust, or corporation may be employed in any multiple capacity under subsections (a) and (b) of this Article HIGHER and may receive compensation from the Corporation in as many capacities in which such persons, partnerships (general or limited), associations, trusts or corporation shall serve the Corporation.

NINTH: (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable base to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been judged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that a court shall determine upon application that, despite the adjudication of liability bat in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be  only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred in defending a civil or criminal action suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of any undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, or officer or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by himin any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

(h) Anything to the contrary in the foregoing clauses (a) through (g) notwithstanding, no director or officer shall be indemnified against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Maryland, the Board of Directors in expressly authorized:

(a) To make, alter or repeal the By-Laws of the Corporation, except where such power is reserved by the By-Laws to the stockholders, and except as otherwise required by the Investment Company Act of 1940.

(b) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors or of the stockholders.

(c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine,and to authorize and cause to be executed mortgages and liens upon the property of the Corporation, real or personal but only to the extent permitted by the fundamental policies of the Corporation recited in its registration statement filed pursuant to the Investment Company Act of 1940.

(d) In addition to the powers and authorities granted herein by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of Maryland law, of these Articles of Incorporation and of the by-laws of the Corporation.

ELEVENTH: The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner nowor hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH: Notwithstanding any provision of Maryland Law requiring more than a majority vote of the Common Stock in connection with any corporate action (including but not limited to the amendment of the Articles of Incorporation) unless otherwise provided in the Articles of Incorporation, the Corporation may take or authorize such action upon the favorable vote of the holders of a majority of the outstanding shares of Common Stock.

 FOURTEENTH: The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, the undersigned incorporate of Fund for Tax-Free Investors, Inc. who executed the foregoing Articles of Incorporation hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge the matters and facts set forth Therein are true in all material respects under the penalties of perjury.

Dated this 6th day of April, 1983.

/s/ Richard J. Garvey
Richard J. Garvey

DISTRICT OF COLUMBIA ss.:

This is to certify that on this 6th day of April, 1983, before me, the subscriber, a Notary Public in and for the District of Columbia, personally appeared Richard J. Garvey, and acknowledged the foregoing Articles of Incorporation to be his act and deed and that the facts therein stated are truly set forth.

Witness my hand and Notarial Seal the day and year last written.

                                                                             /s/ Lynda S. Johnson
                                                                                   Notary Public

My Commission expires: August 14, 1987